                             NN BALL & ROLLER, INC.
                               800 TENNESSEE ROAD
                                ERWIN, TN 37650

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of NN Ball & Roller, Inc., a Delaware corporation, will be held on May 1, 1997, at 10:00 A.M., local time, at the Charleston Place Hotel, 130 Market Street, Charleston, South Carolina 29401, for the following purposes:

        (1) To elect two Class III directors, each to serve for a term of three years;

        (2) To consider and act upon a proposal that the stockholders ratify the selection of Price Waterhouse LLP as the Company's independent auditor for the fiscal year ending December 31, 1997; and

        (3) To conduct such other business as properly may come before the meeting.

    Details regarding these matters are contained in the accompanying Proxy Statement.

    Holders of record of the Common Stock at the close of business on March 20, 1997, are entitled to notice of and to vote at the meeting.

    Please mark, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time before the votes are cast at the Annual Meeting.

                                              By Order of the Board of
                                              Directors,
                                              William C. Kelly, Jr.
                                              ASSISTANT SECRETARY

Erwin, Tennessee
April 3, 1997

                         [NN Ball & Roller Letterhead]

                                                                   April 3, 1997

Dear Stockholder:

    You are cordially invited to attend the 1997 Annual Meeting of NN Ball & Roller, Inc., which will be held on May 1, 1997, at 10:00 A.M., local time, at the Charleston Place Hotel, 130 Market Street, Charleston, South Carolina 29401.

    The business to be conducted at the Annual Meeting is described in the attached Notice of Meeting and Proxy Statement. You are urged to read the Proxy Statement carefully before completing the enclosed proxy card. The Annual Meeting will include a report on the affairs of the Company presented by management and an opportunity for questions and comments by stockholders.

    To assure your representation at the meeting, please mark, date and sign the proxy card and return it in the enclosed envelope at your earliest convenience, whether or not you plan to attend the meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire.

                                          Sincerely,

                                          Richard D. Ennen

                                          CHAIRMAN AND CHIEF
                                          EXECUTIVE OFFICER

                             NN BALL & ROLLER, INC.

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS

    Proxies are being solicited by the Board of Directors of NN Ball & Roller, Inc. (the "Company"), in connection with the annual meeting of stockholders to be held on May 1, 1997 (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the foregoing Notice of Annual Meeting of Stockholders (the "Notice"). Stockholders of record of the Company's common stock, par value $.01 per share ("Common Stock"), as of the close of business on March 20, 1997, will be entitled to vote at the meeting. On March 20, 1997, 14,543,242 shares of Common Stock were issued and outstanding.

    The entire cost of the proxy solicitation is being paid by the Company. In addition to solicitation by mail, officers and employees of the Company, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage houses, banks, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held by them of record and will be reimbursed by the Company for their expenses in so doing.

    The mailing address of the Company's executive office is 800 Tennessee Road, Erwin, Tennessee, 37650. This Proxy Statement and the form of proxy will be mailed to stockholders on or about April 3, 1997.

VOTING; QUORUM; PROXIES

    Each share of Common Stock outstanding on the record date is entitled to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. A quorum for the conduct of business is established when the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in the election of directors are present at the meeting or are represented by proxy. Representatives of the Company will serve as inspectors of election for the Annual Meeting.

    Shares represented by a properly-executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly-executed proxy will be voted for each of the nominees for election to the Board of Directors named herein and for the proposal to ratify the selection of Price Waterhouse LLP to serve as the Company's independent auditor for 1997.

    The Board of Directors does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

    A proxy may be revoked at any time before it is exercised by delivery to the Assistant Secretary of the Company of a written revocation or a subsequently dated proxy and will be deemed revoked if the stockholder votes in person at the Annual Meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows, as of March 20, 1997, the beneficial ownership of Common Stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, in each case as reported to the Company by such persons.

                                                     NUMBER OF SHARES
NAME AND ADDRESS OF                                 BENEFICIALLY OWNED         PERCENTAGE
BENEFICIAL OWNER (1)                                       (2)           BENEFICIALLY OWNED (3)
-------------------------------------------------  --------------------  -----------------------
Richard D. Ennen                                          2,954,158                  20.3%
Michael D. Huff                                             639,227(4)                4.4%
James J. Mitchell                                           415,635(5)                2.8%
Leonard Bowman                                              336,710(6)                2.3%
Deborah Ennen Bagierek                                      165,246(7)                1.1%
G. Ronald Morris                                              7,000                     *
Frank T. Gentry                                              37,861(8)                  *
Roderick R. Baty                                             30,000(9)                  *
Michael E. Werner                                             3,287(10)                 *
All directors and executive officers as a group           5,036,902                  33.7%

------------------------

*   Less than 1%

(1) Unless otherwise indicated, the address of the beneficial owner is c/o NN Ball & Roller, Inc., 800 Tennessee Road, Erwin, Tennessee 37650.

(2) Beneficial ownership for this purpose has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on the possession of either sole or shared power to vote or to direct the voting of, or sole or shared power to dispose or to direct the disposition of, the shares of Common Stock indicated. Beneficial ownership as determined in this manner does not necessarily mean that such person has or shares in the economic benefits associated with ownership of the shares of Common Stock. Except as otherwise indicated, each person has reported that he or she has sole voting and sole dispositive power with respect to the shares of Common Stock shown as beneficially owned.

(3) The percentage shown as beneficially owned by each person or group represents the total number of shares of Common Stock shown in the adjacent column divided by the sum of (i) the number of issued and outstanding shares of Common Stock as of March 20, 1997, and (ii) all shares of Common Stock, if any, issuable upon the exercise of stock options held by such person (but no other person) or group, as applicable, that were exercisable on March 20, 1997, or which will become exercisable within 60 days thereafter.

(4) Includes 225,000 shares of Common Stock registered in the name of Mr. Huff's wife. Mr. Huff disclaims beneficial ownership of such shares.

(5) Includes 367,404 shares of Common Stock that Mr. Mitchell holds an option to purchase.

(6) Includes 25,000 shares of Common Stock registered in the name of Mr. Bowman's wife and 3,600 shares of Common Stock that Mr. Bowman holds an option to purchase.

(7) Includes 750 shares of Common Stock registered in the name of Ms. Bagierek's husband, 375 shares registered in the name of a minor son and 375 shares registered in the name of a minor daughter.

(8) Includes 6,300 shares of Common Stock that Mr. Gentry holds an option to purchase.

(9) Consists solely of shares of Common Stock that Mr. Baty holds an option to purchase.

(10) Consists solely of shares of Common Stock registered in the name of Mr. Werner's wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned by the only parties known to the Company's management to own more than 5% of the Company's Common Stock (other than Richard D. Ennen, for whom information is shown on the preceding table).

                                  NUMBER OF SHARES
NAME AND ADDRESS OF              BENEFICIALLY OWNED        PERCENTAGE
BENEFICIAL OWNER                        (1)            BENEFICIALLY OWNED
------------------------------  --------------------  ---------------------
Neuberger & Berman                    1,011,315(2)                7.0%
605 Third Avenue
New York, NY 10158

Wellington Management                   846,650(3)                5.8%
  Company, LLP
75 State Street
Boston, MA 02109

------------------------

(1) Beneficial ownership for this purpose has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on the possession of either sole or shared power to vote or to direct the voting of, or sole or shared power to dispose or to direct the disposition of, the shares of Common Stock indicated. Beneficial ownership as determined in this manner does not necessarily mean that such person has or shares in the economic benefits associated with ownership of the shares of Common Stock.

(2) Includes 553,040 shares for which Neuberger & Berman, a broker-dealer and investment adviser, reports sole voting power and 191,700 shares for which Neuberger & Berman reports shared voting power with the beneficial owners of such shares. Neuberger & Berman reports that it shares dispositive power with the beneficial owners of all 1,011,315 shares. Neuberger & Berman holds all such shares on behalf of its clients and disclaims any economic interest in the shares.

(3) Includes 231,850 shares for which Wellington Management Company, LLP, an investment adviser, reports shared voting power with the beneficial owners of such shares and 846,650 shares for which Wellington Management Company, LLP reports shared dispositive power with the beneficial owners of such shares. Wellington Management Company, LLP holds all such shares on behalf of its clients and disclaims any economic interest in the shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports.

    Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1996, and on the written representations made by such persons that no other reports were required, the Company is aware of the following instances in which the directors, executive officers or beneficial owners of more than 10% of the Common Stock failed to file on a timely basis reports required by Section 16(a) for the year ended December 31, 1996: Deborah Ennen Bagierek, a director of the Company, was late in filing a report on Form 4 with respect to a sale of 10,000 shares in February 1996.

Richard D. Ennen, the Chairman and Chief Executive Officer of the Company, was late in filing a Form 4 with respect to a sale of 7,500 shares in April 1996. The Company is not aware of any other instances of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the Common Stock.

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director so elected serves for a three-year term and until his or her successor is elected and qualified, subject to such director's earlier death, resignation or removal. Directors are elected by a plurality of the votes cast. Cumulative voting for the election of directors is not permitted.

NOMINEES

    Two Class III directors will be elected to the Board of Directors at the Annual Meeting. The Company has nominated for election Richard D. Ennen and Roderick R. Baty, each of whom currently is a director. Each of the nominees has indicated a willingness to continue to serve as a director if elected, but if either of them shall decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other person who may be nominated as a replacement by the Board of Directors. If no such other person is nominated as a replacement, the Board of Directors will reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

INFORMATION ABOUT THE DIRECTORS

    The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current term expires and their current positions with the Company. The table is followed by a more detailed biographical description for each director.

                                                      DIRECTOR       TERM
NAME                                        AGE         SINCE       EXPIRES    POSITIONS WITH THE COMPANY
--------------------------------------      ---      -----------  -----------  --------------------------------------

Richard D. Ennen                                69         1980         1997   Chairman of the Board, Chief Executive
                                                                               Officer and Director

James J. Mitchell                               57         1994         1999   President, Chief Operating Officer and
                                                                               Director

Roderick R. Baty                                43         1995         1997   Vice President, Chief Financial
                                                                               Officer and Director

Deborah Ennen Bagierek                          45         1994         1998   Director

Michael D. Huff                                 49         1980         1998   Director

G. Ronald Morris                                60         1994         1999   Director

Michael E. Werner                               52         1995         1998   Director

------------------------

    Richard D. Ennen is the principal founder of the Company and has been the Chairman of the Board, Chief Executive Officer and a director of the Company since its formation in 1980. He served as President of the Company from its inception until 1990. In recent years, Mr. Ennen has focused on the development and implementation of the Company's business strategy rather than the day-to-day operations of the Company. Prior to forming the Company, Mr. Ennen held various management and executive positions with Hoover Precision Products, Inc. (formerly Hoover Universal, Inc.), a division of Tsubakimoto Precision Products Co. Ltd, including Corporate Vice President and General Manager of the ball and roller division. Mr. Ennen has over 40 years of experience in the anti-friction bearing industry.

    James J. Mitchell became President and Chief Operating Officer of the Company in 1990. From 1975 until 1990, Mr. Mitchell held various positions with the Link Belt Bearing Division of Rexnord Corporation, a bearing manufacturer, including Vice President/General Manager from 1983 until 1990. Mr. Mitchell has over 30 years of experience in the antifriction bearing industry and has held positions with executive responsibilities for over 10 years. He also serves on the Board of Directors of the American Bearing Manufacturers Association.

    Roderick R. Baty joined the Company in July 1995 as Vice President and Chief Financial Officer and was elected to the Board of Directors to fill a vacant seat in August 1995. Prior to joining the Company, Mr. Baty served as President and Chief Operating Officer of Hoover Precision Products from 1990 to January 1995, and as Vice President and General Manager of Hoover Precision Products from 1985 to 1990.

    Deborah Ennen Bagierek is the eldest daughter of Richard D. Ennen. Although Ms. Bagierek currently is not employed outside the home, she has over 12 years of management experience in banking, including branch, trust and personnel management.

    Michael D. Huff has served as a director of the Company since its formation in 1980 and as a consultant to the Company since January 1995. From 1980 until his retirement in January 1995, Mr. Huff served as the Chief Financial Officer, Treasurer and Secretary of the Company. Before joining the Company, Mr. Huff served as a division controller of Hoover Precision Products, Inc. from 1975 until 1980. Mr. Huff is a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants.

    G. Ronald Morris has served as President, Chief Executive Officer and director of Western Industries, Inc., a contract manufacturer of metal and plastic products, since July 1991. From 1989 to 1991, Mr. Morris served as Chairman of the Board of Integrated Technologies, Inc., a manufacturer of computer software, and from 1988 to 1989, he served as Vice Chairman of Rexnord Corporation, a manufacturer of mechanical power transmission components and related products, including anti-friction bearings. From 1982 to 1988, Mr. Morris served as President and Chief Executive Officer of PT Components, Inc., a manufacturer of mechanical power transmission components and related products that was acquired by Rexnord Corporation in 1988.

    Michael E. Werner is a management consultant with Werner Gershon Associates, a management consulting firm specializing in manufacturing companies that Mr. Werner co-founded in 1982. During the five years prior to starting his business, Mr. Werner served as Director of Strategic Planning and Business Development for the Uniroyal Chemical Company. He also has held positions with the New York Central Company, Western Electric Company and the Continental Group.

STOCKHOLDERS AGREEMENT

    The Company and the persons who were stockholders of the Company prior to its initial public offering are parties to an agreement which provides that, so long as the Ennen family continues to hold at least 10 percent of the Common Stock, in the event that Mr. Ennen for any reason ceases to serve as a director of the Company, such individuals will vote their shares of Common Stock in favor of a director nominee who is designated by the Ennen family. To the Company's knowledge, as of March 20, 1997, members of the Ennen family held, in the aggregate, approximately 24.3 percent of the outstanding shares of Common Stock, and the other parties to the Agreement held, in the aggregate, approximately 5.0 percent of the outstanding shares of Common Stock.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual retainer of $15,000 and a fee of $1,000 for each Board or Committee meeting attended, except that directors do not receive fees for attendance at Committee meetings held on the same day as a Board meeting. Directors who are employees of the Company do not receive any compensation for their service as directors. The Company also reimburses all directors for out-of-pocket expenses incurred in attending Board and Committee meetings.

COMMITTEES OF THE BOARD

    AUDIT COMMITTEE.  The Audit Committee of the Board of Directors consists of
G. Ronald Morris and Michael E. Werner. The Audit Committee is responsible for recommending the independent certified public accountants to be selected by the Board of Directors to conduct the annual audit of the books and accounts of the Company and for reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's internal financial and accounting staff. The Audit Committee met two times in 1996.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors consists of G. Ronald Morris and Michael E. Werner. The Compensation Committee is responsible for reviewing and approving the Company's executive compensation policies and practices and supervising the administration of the Company's employee benefit plans, including the NN Ball & Roller, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The functions of the Compensation Committee are discussed in further detail in the section entitled "Report of the Compensation Committee" herein. The Compensation Committee met four times in 1996.

    The Board of Directors does not have a nominating committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    The Board of Directors held five meetings in 1996. Each director of the Company was present for all of the meetings of the Board of Directors and each Committee on which such director served.

                             EXECUTIVE COMPENSATION

    The following table sets forth for the years ended December 31, 1994, 1995 and 1996, certain information concerning the compensation paid for services rendered in all capacities by the Company to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company whose annual salary and bonus in 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                            ANNUAL COMPENSATION(1)     AWARDS
NAME AND                                                                            -------------    ALL OTHER
PRINCIPAL                                                   ----------------------    OPTIONS/     COMPENSATION
POSITION                                           YEAR     SALARY($)   BONUS($)      SARS (#)        ($)(3)
-----------------------------------------------  ---------  ---------  -----------  -------------  -------------

Richard D. Ennen...............................       1996    163,488      --                 0         50,421(4)(5)
Chairman/Chief Executive Officer                      1995    157,944      55,000             0         53,782
                                                      1994    147,472      46,000             0         49,912

James J. Mitchell..............................       1996    200,034      35,000             0          1,536(4)
President/Chief Operating Officer                     1995    194,490      55,000        45,000          2,485
                                                      1994    179,018      46,000       508,635            848

Roderick R. Baty...............................       1996    120,016      30,000             0            643(4)
Vice President--Chief Financial Officer(2)            1995     60,008      13,000       150,000             25

Leonard Bowman.................................       1996     99,710      20,000             0         11,777(4)(6)
Vice President--Human Resources (Retired              1995     91,930      24,000        18,000         12,025
  1/3/97)                                             1994     87,360      18,500             0         12,754

Frank T. Gentry................................       1996    100,546      17,000        15,000            603(4)
Vice President-- Human Resources/ Materials           1995     75,860      19,000        24,750            622
                                                      1994     68,016      17,000             0            609

------------------------

(1) None of the above-named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

(2) Line items for Mr. Baty in 1995 reflect partial year amounts; Mr. Baty joined the Company in July 1995.

(3) For all named executives other than Mr. Ennen, amounts for 1996 include $500 in Company matching contributions under a "401(k)" savings plan that is open to substantially all of the Company's employees and officers who have met certain service and age requirements.

(4) Amounts reported for 1996 include $2,860, $1,036, $143, $697 and $103 in premiums paid by the Company for supplemental life insurance for the benefit of Messrs. Ennen, Mitchell, Baty, Bowman and Gentry, respectively. The supplemental life insurance covers each such officer for the amount of his annual salary.

(5) Includes $47,561 in premiums paid by the Company on a $1.2 million life insurance policy purchased by Mr. Ennen, the proceeds of which are payable to Mr. Ennen's named beneficiary.

(6) Includes $10,580 in premiums paid by the Company on a $300,000 life insurance policy purchased by the Company. Upon Mr. Bowman's retirement in January 1997, the Company transferred ownership of the life insurance policy into Mr. Bowman's name.

    The following table sets forth certain information concerning grants of stock options during the year ended December 31, 1996, to the executive officers named in the Summary Compensation Table. All such grants were made pursuant to the Stock Incentive Plan.

                             OPTION GRANTS IN 1996

                                                           INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                                                       --------------------------                                  VALUE AT
                                                                     PERCENT OF                              ASSUMED ANNUAL RATES
                                                                        TOTAL                                      OF STOCK
                                                                       OPTIONS                                PRICE APPRECIATION
                                                                     GRANTED TO                                   FOR OPTION
                                                         OPTIONS      EMPLOYEES     EXERCISE                       TERM(2)
                                                         GRANTED      IN FISCAL       PRICE     EXPIRATION   --------------------
NAME                                                       (#)          YEAR         ($/SH)        DATE        5%($)     10%($)
-----------------------------------------------------  -----------  -------------  -----------  -----------  ---------  ---------
Richard D. Ennen.....................................           0        --            --           --          --         --
James J. Mitchell....................................           0        --            --           --          --         --
Roderick R. Baty.....................................           0        --            --           --          --         --
Leonard Bowman.......................................           0        --            --           --          --         --
Frank Gentry.........................................      15,000(1)        38.5%   $   15.50     7/26/2006    146,218    370,545

------------------------

(1) Consists of an option to purchase shares of Common Stock granted on July 26, 1996, of which 20% will vest on each anniversary date of the grant in the years 1997 through 2001.

(2) Amounts represent hypothetical gains that could be achieved if options are exercised at the end of the option term. The gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of the option will depend upon the future performance of the Common Stock and the date on which the option is exercised.

    The following table sets forth certain information concerning stock option exercises during 1996 and option values at year-end, with respect to stock options granted to the executive officers named in the Summary Compensation Table.

                      AGGREGATED OPTION EXERCISES IN 1996
                           AND YEAR-END OPTION VALUES

                                                                    NUMBER OF UNEXERCISED  VALUE OF UNEXERCISED
                                                                     OPTIONS AT YEAR-END   IN-THE-MONEY OPTIONS
                                                                             (#)            AT YEAR-END ($)(1)
                                           SHARES                   ---------------------  --------------------
                                         ACQUIRED ON     VALUE          EXERCISABLE/           EXERCISABLE/
NAME                                     EXERCISE(#)  REALIZED($)       UNEXERCISABLE         UNEXERCISABLE
---------------------------------------  -----------  ------------  ---------------------  --------------------
Richard D. Ennen.......................           0        --                         0                      0
James J. Mitchell......................     150,231   $  2,896,454(2)      367,404/36,000    3,317,658/325,080
Roderick R. Baty.......................           0        --            30,000/120,000         99,900/399,600
Leonard Bowman(3)......................           0        --              3,600/14,400          13,500/54,000
Frank Gentry...........................           0        --              6,300/33,450                      0

------------------------

(1) Calculated by multiplying (i) the difference between the market price of the Common Stock on December 31, 1996, of $15 1/4, and the option exercise price, and (ii) the number of shares of Common Stock that the holder is entitled to purchase upon the exercise of the options held.

(2) Calculated by multiplying (i) the difference between the market price of the Common Stock on the date of exercise of $25.50, and the option exercise price of $6.22, and (ii) the number of shares of Common Stock acquired on exercise.

(3) The 14,400 unexercisable options held by Mr. Bowman as of December 31, 1996 automatically expired on January 3, 1997, the date of his retirement. The 3,600 exercisable options held by Mr. Bowman will expire if not exercised on or prior to January 3, 1998.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is responsible for the oversight of the Company's compensation policies. The membership of the Compensation Committee during 1996 consisted of G. Ronald Morris and Michael E. Werner. Neither Mr. Morris nor Mr. Werner is a former or current officer or employee of the Company. Set forth below is the report of the Committee on executive officer compensation for 1996.

COMPENSATION PRINCIPLES

    The goal of the Company is to structure its compensation arrangements for executive officers in a manner that will promote the Company's profitability and enhance stockholder value. In designing its compensation arrangements to achieve this goal, the Company is guided by the following objectives:

    - attracting and retaining qualified and dedicated executives who are essential to the long-term success of the Company;

    - providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including the Company's competitors;

    - tying a significant portion of an executive officer's compensation to Company and individual performance; and

    - directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements.

    In 1996, the components of the Company's executive compensation arrangements consisted of salary, cash bonuses and stock option awards pursuant to the Stock Incentive Plan.

EXECUTIVE OFFICER COMPENSATION

    As a general matter, the Company believes that the interests of the Company and its stockholders are best served by maintaining a flexible approach to executive compensation. In this regard, the Company tends to rely on subjective criteria rather than preestablished formulae. The Committee currently is considering, however, the implementation of a more formal compensation structure whereby, for example, specific salary ranges would be prescribed for particular positions within the Company and bonus awards would be tied to preestablished criteria.

    In 1996, the Compensation Committee requested that Mr. Ennen, the Chairman and Chief Executive Officer of the Company, and Mr. Mitchell, the President and Chief Operating Officer of the Company, make recommendations as to the appropriate salary and number of stock options, if any, to be granted to each of the Company's executive officers. The Compensation Committee, following due consideration, adopted substantially all such recommendations. The Committee delegated authority to Mr. Ennen to set the annual bonus amounts for each of the executive officers of the Company, other than himself, without further formal approval by the Committee. At Mr. Ennen's recommendation and request, no bonus was paid to Mr. Ennen in 1996.

    SALARY. The salary level for the Company's executive officers generally is determined bi-annually. A base salary level is established for each executive officer by reference to salaries historically paid by the Company to its executive officers and to salaries paid to executive officers holding comparable positions with comparable companies in the Company's geographic region. From time to time the Company also consults published reports that compile salary and bonus information for small-to-medium sized companies (some but not all of which may be companies that comprise the Valueline Machinery Industry Stock Index the performance of which are presented in the "Stock Performance Graph"). The Company typically targets its base salary levels approximately at the midpoint of the competitive salary range. The target levels are then adjusted based on a number of subjective factors, including the executive's scope of responsibility and individual performance, and to maintain equity within the Company's overall salary structure.

    ANNUAL BONUS. The Company's annual bonus program is entirely discretionary. Decisions regarding bonuses are made annually. As with the Company's other compensation practices, the receipt of a bonus is dependent, for the most part, upon a subjective evaluation of corporate performance and of the contribution of the particular individual to the attainment of such performance.

    The bonuses paid to the named executive officers for 1996 are set forth in the Summary Compensation Table. The most significant considerations underlying the award of bonuses for 1996 were continued improvement in the Company's sales and profitability and the continuing expansion of the Company's operations.

    STOCK INCENTIVE PLAN. Prior to its initial public offering in 1994, the Company adopted the Stock Incentive Plan under which 1,125,000 shares of the Company's Common Stock have been reserved for issuance to executive officers and key employees, as determined by the Compensation Committee. The Company awarded options to purchase, in the aggregate, 39,000 shares of Common Stock to three of its executive officers and other key employees during 1996. With respect to the options awarded, the Committee determined, on a subjective basis, and based upon the recommendations of Messrs. Ennen and Mitchell, that such awards were appropriate to reward such officers and key employees for superior performance and to provide financial incentives for such officers and employees to continue to perform in a superior manner.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Company's decisions regarding compensation of its Chief Executive Officer are guided by the same policies and considerations that govern compensation of the Company's other executive officers. Mr. Ennen's salary in 1996 was set at a level that the Committee, after consideration of Mr. Ennen's and Mr. Mitchell's recommendations, determined was appropriate in light of the Company's superior performance in 1995. At Mr. Ennen's recommendation and request, no bonus was paid to Mr. Ennen in 1996.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. No formal policy has been adopted by the Company with respect to minimizing the risk that compensation paid to its executive officers will exceed the deduction limit. The Company does not anticipate that any compensation paid to its executive officers in 1997 will exceed the limit imposed by Section 162(m).

                                          G. Ronald Morris
                                          Michael E. Werner

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Company's Common Stock (consisting of stock price performance and reinvested dividends) from March 14, 1994, the date of the initial public offering of the Common Stock, with the cumulative total return (assuming reinvestment of all dividends) of (i) the Valueline Machinery Industry Stock Index and (ii) the Standard & Poor's 500 Stock Index, for the period March 14, 1994 through December 31, 1996. The Valueline Machinery Industry Index is an industry index comprised of 31 companies engaged in manufacturing of machinery and machine parts, a list of which is available from the Company. The comparison assumes $100 was invested in the Company's Common Stock and in each of the foregoing indices on March 14, 1994. There can be no assurances that the performance of the Common Stock will continue in the future with the same or similar trend depicted on the graph.

                                 [LOGO]

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                           CUMULATIVE TOTAL STOCKHOLDER RETURN
                                         -----------------------------------------------------------------------
                                         MARCH 14, 1994  DECEMBER 31, 1994  DECEMBER 31, 1995  DECEMBER 31, 1996
                                         --------------  -----------------  -----------------  -----------------
NN Ball & Roller, Inc..................    $   100.00        $  136.78          $  288.25          $  255.65
Valueline Machinery Industry Index.....        100.00            96.63             112.31             133.01
S&P 500................................        100.00           100.77             138.57             170.78

                     RATIFICATION OF SELECTION OF AUDITORS

    The firm of Price Waterhouse LLP has been selected by the Board of Directors as the Company's outside auditors for 1997. Price Waterhouse LLP has served as the independent auditors of the Company since 1990. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders' ratification of the selection of Price Waterhouse LLP. If the Company's selection is not ratified, the Board will reconsider its selection.

    A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Any stockholder proposal intended to be presented at next year's Annual Meeting must be received by the Company at its executive offices not later than December 4, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.

                                 ANNUAL REPORT

    The Company's 1996 Annual Report to Stockholders, which includes its Annual Report on Form 10-K for the year ended December 31, 1996, is being mailed together with this Proxy Statement.

                                          By Order of the Board of Directors,
                                          William C. Kelly, Jr.
                                          ASSISTANT SECRETARY

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                             NN BALL & ROLLER, INC.
                               800 TENNESSEE ROAD
                             ERWIN, TENNESSEE 37650

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE
                              HELD ON MAY 1, 1997
AT THE CHARLESTON PLACE HOTEL 130 MARKET STREET CHARLESTON, SOUTH CAROLINA 29401

    The undersigned stockholder hereby appoints Richard D. Ennen and Roderick R. Baty and each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

Please mark your votes as indicated in this example /X/

1.  Election of Directors.
   Nominees: Richard D. Ennen, Roderick R. Baty. For, except vote withheld from the following nominee(s)________________________________________________________

     FOR          WITHHELD
  all of the
    above           / /
     / /

2. For ratification of the selection of Price Waterhouse LLP as independent auditors.

     FOR          AGAINST      ABSTAIN
     / /            / /          / /

                 (Continued and to be signed on the other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS.

                                         In their discretion, the proxies are
                                         authorized to vote upon such other
                                         matters as may properly come before the
                                         meeting.

                                         Note: Please sign exactly as name
                                         appears hereon. Joint owners should
                                         each sign. When signing as an attorney,
                                         executor, administrator, trustee or
                                         guardian, please give the full title as
                                         such. If a corporation, please sign in
                                         full corporate name by President or
                                         other authorized officer. If a
                                         partnership, please sign in partnership
                                         name by authorized person.
                                     SIGNATURE(S) __  DATE _____________________
                                     SIGNATURE(S) __  DATE _____________________